Exhibit 99.4

Execution Version

Dated 27 July **2018**

between

KINGKEY NEW ERA AUTO INDUSTRY LIMITED
京基新興汽車產業有限公司
as Chargor

and

CATHAY RONG IV LIMITED
as Chargee

CONFIRMATORY SECURITY DEED

relating to the share charge over certain shares of
Uxin Limited dated 25 October 2017

THE TAKING OR SENDING BY ANY PERSON OF AN ORIGINAL OF THIS DOCUMENT INTO THE CAYMAN ISLANDS MAY GIVE RISE TO THE IMPOSITION OF CAYMAN ISLANDS STAMP DUTY

SIDLEY AUSTIN
SIDLEY

盛德律師事務所
SIDLEY AUSTIN
LEVEL 39
TWO INT'L FINANCE CENTRE
8 FINANCE STREET
CENTRAL, HONG KONG
Tel: (852) 2509 7888
Fax: (852) 2509 3110
Founded 1866

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 ACTIVE 233852776  Table of Contents  Page  1. Definitions and Interpretation ............................................................................................. 22. Acknowledgement of Continuing Security......................................................................... 53. Covenant to Pay .................................................................................................................. 54. Creation of Security ............................................................................................................ 55. Restrictions on Dealings ..................................................................................................... 66. Further assurance ................................................................................................................ 67. Representations and Warranties ..........................................................................................78. Undertakings ......................... ...........................................................................................7...9. Protections and Rights of the Chargee................................................................................710. Delivery of Documents .......................................................................................................811. Registration and security filings .........................................................................................912. Miscellaneous ..................................................................................................................... 913. Governing Law ................................................................................................................. 1014. Enforcement ...................................................................................................................... 10  (i)

This Deed is dated 27 July 2018 and made

Between:

(1) **KINGKEY NEW ERA AUTO INDUSTRY LIMITED 京基新興汽車產業有限公司**, a BVI business company limited by shares incorporated under the laws of the British Virgin Islands with registered number 1954209 whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the "**Chargor**"); and

(2) **CATHAY RONG IV LIMITED**, a BVI business company with limited liability (company number 1943694) incorporated under the laws of the British Virgin Islands with its registered address at 30 de Castro Street, Wickhams Cay 1, P.O. Box 4519, Road Town, Tortola, British Virgin Islands as chargee (the "**Chargee**" which expression includes its successors and permitted assigns).

Whereas:

(A) By a share charge dated 25 October 2017 and entered into between the Chargor and the Chargee (the "**Original Share Charge**"), the Chargor granted Security over certain Preferred Shares to secure the Secured Liabilities (as defined below).

(B) On 1 June 2018, such Preferred Shares were converted to 57,045,450 Class A Ordinary Shares (as defined below) upon an initial public offering of certain shares of the Company on NASDAQ.

(C) The Parties agreed and acknowledged that the Original Share Charge continues in full force and effect and the 57,045,450 Class A Ordinary Shares constitute part of the Charged Assets under the Original Share Charge to secure the Secured Liabilities.

(D) The Parties intend this Deed to take effect as a deed notwithstanding the Chargee may only execute it under hand.

This Deed witnesses as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Deed, terms defined and expressions construed or interpreted in the Original Share Charge and used but not redefined herein shall have the meanings set out in the Original Share Charge, *mutatis mutandis*, as if the same were set out in full in this Deed. In addition, unless the context otherwise requires, the following words and expressions shall have the following meanings:

"**ADSs**" means the U.S. dollar-denominated American depositary shares of the Company.

"**Charges**" means all or any of the Security created or expressed to be created by or pursuant to this Deed.

"**Charged Property**" means the assets from time to time subject, or expressed to be subject, to the Charges.

"**Charged Shares**" means the 57,045,450 Class A Ordinary Shares owned by the Chargor, any additional Class A Ordinary Share, any Dematerialized Share, any ADS and any other share acquired or to be acquired by the Chargor in respect of any of the 57,045,450 Class A Ordinary Shares by reason of a conversion, share split, share dividend, reclassification or otherwise.

"**Class A Ordinary Shares**" means the Class A ordinary shares of the Company.

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 4  ACTIVE 233852776  "Clearance System" means:(a) NASDAQ;  (b)  any system or facility providing means for the deposit of and clearance of transactions in shares, stock and other investments; or  (c) any nominee or depositary for such person."Company" means Uxin Limited, an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands with its registered address at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KYl-1104, Cayman Islands;"Dematerialized Shares" means the electronic format of any Class A Ordinary Shares and/or ADSs held by a depositary of a Clearance System."Dividends" means all present and future:  (a)  dividends and distributions of any kind including cash dividends, stock dividends, liquidation dividends, non-cash dividends and any other sum received or receivable in respect of any of the Charged Shares owned by the Chargor;  (b)  rights, shares, money or other assets accruing or offered by way of stock splits or reclassifications redemption, bonus, option or otherwise in respect of any of the Charged Shares owned by the Chargor;  (c)  allotments, offers, warrants and rights accruing or offered in respect of any of the Charged Shares owned by the Chargor; and  (d)  other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, any of the Charged Shares owned by the Chargor.  "Enforcement Notice" means any written notice given by the Chargee to the Chargor after the occurrence of an Event of Default which is continuing stating that the Charges have become enforceable."Event of Default" means any event or circumstance specified as such in clause 18 (Events of Defaults) of the Facility Agreement."Finance Documents" has the meaning ascribed to it in the Facility Agreement. "Hong Kong" has the meaning ascribed to it in the Facility Agreement. "NASDAQ" means the Nasdaq Stock Market, Inc.."Party" means a party to this Deed."Related Rights" means, in relation to the Charged Shares:  (a)  all rights under any license, agreement for sale, lease or other disposal in respect of the Charged Shares;  (b)  all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities and/or covenants for title in respect of the Charged Shares;  (c)  any right against any securities account or any Clearance System (including any right to deliver any securities to or to the order of the Chargor);

 5  ACTIVE 233852776  (d)  (e)  (f)  any right under any agreement with an account bank or similar agreement in respect of any Dematerialised Shares;any moneys and proceeds of sale or otherwise paid or payable in respect of all or any part of the Charged Shares; and/orall Dividends.  1.2  "Secured Liabilities" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to any Secured Party under each Finance Document."Secured Party" means each of the Chargee, any Receiver or Delegate."Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect."Security Document" has the meaning ascribed to it in the Facility Agreement."U.S." means the United States of America.Interpretation  (a)  (b)  The principles of Clause 1.2 (Construction) of the Original Share Charge shall be deemed to be incorporated into this Deed save that references in the Original Share Charge to "this Deed" shall be construed as references to this Deed and with such other changes as are appropriate to fit this context.A Finance Document or other agreement or instrument is a reference to that Finance Document or other agreement or instrument (as applicable) as amended, novated, supplemented, extended and/or restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any liability or the addition of any new liability under that Finance Document or that other agreement or instrument (as applicable).  1.3  1.4  ClausesIn this Deed any reference to a "Clause" or a "Schedule" is, unless the context otherwise requires, a reference to a Clause or a Schedule to this Deed.DesignationEach of the Parties to this Deed designate this Deed as a Finance Document and a Security Document.1.5 Third Party Rights  (a)  (b)  (c)  Unless expressly provided to the contrary in this Deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the laws of Hong Kong) (the "Third Parties Ordinance") to enforce or to enjoy the benefit of any term of this Deed.Notwithstanding any term of this Deed, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.Any Receiver or Delegate may, subject to this Clause 1.5 and the Third Parties Ordinance, rely on any Clause of this Deed which expressly confers rights on it.

2. ACKNOWLEDGEMENT OF CONTINUING SECURITY

The provisions of the Original Share Charge shall apply and continue in full force and effect between the parties thereto, including, without limitation, in respect of the Charged Assets and the Secured Liabilities. The Chargor hereby acknowledges and agrees that:

(a) the Charged Shares constitute part of the Charged Assets under the Original Share Charge which secure (as and from the date of the emergence of such Charged Shares to secure) the payment and discharge of the Secured Liabilities under the Finance Documents on the terms set out therein;

(b) the Original Share Charge continues to have full force and effect in accordance with its terms therein and to secure the priority and the payment and discharge in full of the Secured Liabilities thereunder notwithstanding, including without limitation, this Deed or any additions, amendments and/or supplements of or to the Finance Documents from time to time; and

(c) no Security granted pursuant to the Original Share Charge is released, suspended or otherwise ceases to be effective as a result of the execution of this Deed.

3. COVENANT TO PAY

3.1 Covenant to Pay

The Chargor shall, on demand of the Chargee, pay to the Chargee and discharge the Secured Liabilities when they become due.

3.2 Demands

The making of one demand under this Deed will not preclude the Chargee from making any further demands.

4. CREATION OF SECURITY

4.1 General

(a) Without prejudice to the acknowledgement and agreement set out in Clause 2 (*Acknowledgement of Continuing Security*) above, the Chargor hereby grants in favour of the Chargee a security interest over the Charged Shares and the Related Rights.

(b) All Security created under this Deed:

(i) is created in favour of the Chargee;

(ii) is created over present and future Charged Property including the Charged Shares and the Related Rights;

(iii) is created by the Chargor as beneficial owner of the Charged Property;

(iv) is security for the payment and discharge of all Secured Liabilities; and

(v) is created in addition to and does not affect the first ranking Security created by the Original Share Charge.

(c) If any Chargor's right, title or interest in and to, and the benefit of, any asset described in Clause 4.2 (*Fixed Charge*) and/or Clause 4.3 (*Floating Charge*) cannot be, or is not effectively, charged pursuant to Clause 4.2 (*Fixed Charge*) and/or Clause 4.3 (*Floating*

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7  ACTIVE 233852776  Charge), in each case, for whatever reason, that Chargor shall, upon becoming aware of that fact:(i) promptly notify the Chargee of the same and the reason;  (ii)  hold the benefit of such asset on trust for the Chargee as security for the payment and discharge of all Secured Liabilities; and  (iii)  take all such steps as the Chargee may require to remove any impediment to such assignment or charge (as the case may be).  4.2  Fixed ChargeThe Chargor, as legal and beneficial owner and as continuing security for the payment or discharge of all Secured Liabilities, charges in favour of the Chargee:  (a)  by way of first legal mortgage, all of its rights, title and interest present and future in and to the Charged Shares and the Related Rights; and  (b)  all of its rights, title and interest in and to the Charged Shares and the Related Rights including all benefits, present and future, actual and contingent accruing in respect of the Charged Shares and the Related Rights (to the extent not effectively charged under paragraph (a) above),  4.3  provided that with effect from the date that the first ranking charge created under the Original Share Charge becomes ineffective, the Fixed Charge created under this Deed shall immediately become a first ranking charge.Floating ChargeThe Chargor charges and agrees to charge by way of floating charge all or any part of the subject matter of the Security referred to in clause 4.2 (Fixed Charge) not otherwise effectively charged by way of fixed charge pursuant to clause 4.2 (Fixed Charge) or any other provision of this Deed.  5.  RESTRICTIONS ON DEALINGSOther than the Security created under the Original Share Charge or this Deed, the Chargor shall not:  (a)  (b)  (c)  create or purport to create or permit to subsist any security or quasi-security over any Charged Property;sell, transfer or otherwise dispose of, or purport to sell, transfer or otherwise dispose of, any Charged Property (including, for the avoidance of doubt, transfer of all or any legal or beneficial ownership or interest in any Charged Property (whether by way of any legal or equitable transfer, any trust arrangement or any other arrangement or transaction having a similar effect, and whether voluntary or involuntary)); orexercise any of its rights or powers in relation to any of the Charged Property in any manner which would prejudice the ability of the Chargee to realise the securities created under the Original Share Charge, or where applicable, this Deed.  6.  FURTHER ASSURANCEThe provisions of clause 3.4 (Further assurance) of the Original Share Charge apply to this Deed as though they were set out in full in this Deed, except that references to the Original

 8  ACTIVE 233852776  Share Charge will be construed as references to this Deed, with all necessary modifications to references to the parties.  7.  REPRESENTATIONS AND WARRANTIES  (a)  The Chargor makes (on the date of this Deed and on each date of the Security Period) to the Chargee by reference to the facts and circumstances then existing the representations and warranties set out or referred to and expressed to be made by it in clause 6 (Representations and Warranties) of the Original Share Charge and where such representation or warranty concerns the Original Share Charge, as if any reference thereto included, to the extent relevant, a reference to this Deed.  (b)  (c)  The Chargor represents that the First Batch Shares and Second Batch Shares (such terms as defined in the Original Shares Charge) were converted into 57,045,450 Class A Ordinary Shares.Subject to the making of the appropriate registrations and delivery of a perfection notice (if any), in each case, expressly specified in this Deed, this Security has or will have the ranking in priority which it is expressed to have in this Deed except for obligations mandatorily preferred by law applying to companies generally.  8.  UNDERTAKINGSThe Chargor, for so long as this Deed is subsisting, undertakes to the Chargee that:  (a)  it shall not convert any of the Class A Ordinary Shares into electronic format without the prior written consent of the Chargee, and notwithstanding any provisions hereof, upon the conversion of the Class A Ordinary Shares into electronic format, any security account at which the Dematerialized Shares are held or deposited shall constitute part of the Charged Property to secure the Secured Liabilities pursuant to Clause 4.2 (Fixed Charge) and/or Clause 4.3 (Floating Charge) and shall be subject to the terms of this Deed; and  (b)  it shall not take any action whatsoever to procure or permit the Company to convert the Class A Ordinary Shares to ADSs without the prior written consent of the Chargee, and notwithstanding any provisions hereof, upon conversion of the Class A Ordinary Shares to ADSs, any account at which the ADSs are held or deposited shall constitute part of the Charged Property to secure the Secured Liabilities pursuant to Clause 4.2 (Fixed Charge) and/or Clause 4.3 (Floating Charge) and shall be subject to the terms of this Deed.  9.  PROTECTIONS AND RIGHTS OF THE CHARGEEThe Chargor acknowledges and agrees that all protections, immunities, indemnities (including any currency indemnity), disclaimers and limitations of liability applicable to the Chargee set out in the Original Share Charge and other Finance Documents (to the extent applicable and not already provided for in this Deed) apply as if set out in full in this Deed to the extent not already provided for in this Deed mutatis mutandis as if set out in full in this Deed. In the event of any conflict between the other Finance Documents and this Deed with respect to any such provisions as affecting the Chargee, those provisions which are more beneficial to the Chargee shall prevail.

 9  ACTIVE 233852776  10. DELIVERY OF DOCUMENTS  (a)  Immediately upon the execution of this Deed, the Chargor shall deposit with the Chargee or to its order, at such place(s) as the Chargee may from time to time direct and permit the Chargee or its nominee to hold and retain:  (i)  all the original share certificates or other documents of title in respect of the Charged Shares in suitable form for transfer by delivery and a certified copy of the register of members of the Company showing the Chargor as the registered owner of the Charged Shares;  (ii)  all instruments of transfer (undated and signed in blank) substantially in the form of Schedule 3 (Form of Instrument of Transfer) to the Original Share Charge in respect of the Charged Shares with all necessary modifications to fit the circumstances in this Deed duly signed by or on behalf of the Chargor and other documents which may be requested by the Chargee from time to time in order to enable the Chargee or its nominees to be registered as the owner or otherwise obtain legal title to any of the Security;  (iii)  a duly executed and dated deed ofirrevocable appointment of proxy and power of attorney from the Chargor substantially in the form set out in Schedule 4 (Form of Irrevocable Deed of Appointment of Proxy and Power of Attorney) to the Original Share Charge with all necessary modifications to fit the circumstances in this Deed; and  (iv)  a signed and dated letter of irrevocable undertaking and confirmation from the Company substantially in the form set out in Schedule 5 (Form of Deed of Irrevocable Undertaking and Confirmation from the Company) to the Original Share Charge with all necessary modifications to fit the circumstances in this Deed.  (b)  On or promptly after the date of conversion of any Charged Shares into electronic format or the conversion of any Charged Shares to ADSs, the Chargor shall deposit with the Chargee or to its order, at such place(s) as the Chargee may from time to time direct and permit the Chargee or its nominee to hold and retain any document and information as required by the Chargee from time to time to create security over the relevant Dematerialized Shares or the ADSs.  (c)  In addition, the Chargor shall deliver or procure that there shall be delivered to the Chargee all other documents the Chargee considers necessary or desirable to enable the Chargee to register such Charged Property in its name or in the name of its nominees or any Delegate, after the delivery of an Enforcement Notice.  (d)  The Chargor shall promptly deliver to the Chargee certificates or other instruments representing or evidencing the Charged Property acquired or received after the date of this Deed with instruments of transfer in blank duly executed by the Chargor. If at any time the Chargee notifies the Chargor that it requires additional instruments of transfer in blank, the Chargor shall promptly execute in blank and deliver the requested instrument of transfer to the Chargee.  (e)  At any time after the Charges have become enforceable, the Chargee shall have the right to complete, date and put into effect the documents referred to in paragraphs (a), (b), (c) and (d) above and to appoint such persons as the Chargee shall think fit as directors of the Company.

 10  ACTIVE 233852776  REGISTRATION AND SECURITY FILINGSWithout prejudice to the generality of Clause 6 (Further assurance), the Chargor shall:  {i)  immediately create and maintain a register of charges (the "Register of Charges") of the Chargor in accordance with section 162 of the BVI Business Companies Act, 2004 (as amended) to the extent this has not already been done;  (ii)  assist the Chargee to register particulars of the Charges with the Registry of Corporate Affairs of the British Virgin Islands; and  (iii)  provide the Chargee with a certified true copy of the updated Register of Charges of the Chargor, immediately after entry of the particulars of the Charges has been made, and in any event within ten (10) Business Days of the date of this Deed.  (b)  The Chargor represents and warrants to the Chargee that it is not registered under Part 16 of the Companies Ordinance as of the date of this Deed. If the Chargor becomes registered under Part 16 of the Companies Ordinance, it shall:  (i)  register particulars of the Charges with the Companies Registry in Hong Kong, promptly upon and in any event within one (1) month of being registered under Part 16 of the Companies Ordinance; and  (ii)  provide the Chargee with a certified true copy of the registration of charge in respect of the Charges issued by the Companies Registry in Hong Kong evidencing that the requirements under the relevant sections of the Companies Ordinance as to registration have been complied, immediately upon receipt of the same from the Companies Registry in Hong Kong.  MISCELLANEOUSIncorporation of termsWithout prejudice to clause 8 above, the provisions of clause 4 (Charged Shares) to clause 25 (Changes to Parties) and schedule 1 of the Original Share Charge shall be incorporated into this Deed with all necessary modifications as if set out in full herein and as if references in those clauses to "the Share Charge" or "this Deed" are references to this Deed and cross references to specified clauses thereof are references to the equivalent clauses set out or incorporated herein, except that the provisions of clause 6.9 (No existing Security) of the Original Share Charge shall be replaced with "Except for the Charges created under the Original Share Charge and the Charges created under this Deed, no Security exists on or over any Charged Property and the Charged Property are not subject to any prior or pari passu Security other than the one created under the Original Share Charge".CounterpartsThis Deed may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.OthersThis Deed shall be without prejudice to the ability of the Chargor and the Chargee to make further amendments and/or supplements to the Original Share Charge in the future without confirmations that are similar to this Deed.

 11  ACTIVE 233852776  GOVERNING LAWThis Deed is governed by Hong Kong law.ENFORCEMENT14.1 Jurisdiction of Hong Kong courts  (a)  (b)  The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including any dispute regarding the existence, validity or termination of this Deed) (a "Dispute").The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.  (c)  This Clause 14.1 is for the benefit of the Chargee only. As a result, the Chargee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Chargee may take concurrent  proceedings in any number of jurisdictions.14.2 Service of Process  (a)  Without prejudice to any other mode of service allowed under any relevant law, the Chargor:  (i)  irrevocably appoints Kingkey Enterprise Hong Kong Limited (J?-: 1Ul7i/f;l;lfij" &-0E]) as its agent under this Deed for service of process in relation to any proceedings before the Hong Kong courts in connection with this Deed; and  (ii)  agrees that failure by a process agent to notify the relevant Chargor of the process will not invalidate the proceedings concerned.  (b)  If any person appointed as process agent under this Clause 14.2 (Service of Process) is unable for any reason so to act, the Chargor must promptly (and in any event within ten days of the event taking place) appoint another agent on terms acceptable to the Chargee. Failing this, the Chargee may appoint another process agent for this purpose.  The Chargor expressly agrees and consents to the provisions ofthis Clause 14.2.Waiver oflmmunitiesThe Chargor irrevocably and unconditionally:waives all rights of immunity to which it or its assets may be entitled;agrees not to claim any immunity from:  (i)  (ii)  (iii)  proceedings brought in any jurisdiction against it or its assets by the Chargee in relation to a Dispute;  recognition or enforcement in any jurisdiction of any judgment or order given in relation to a Dispute; or  execution, attachment or other legal process in any jurisdiction against it or its assets in relation to a Dispute, and, in each case, to ensure that no such claim is made on its behalf;  (e)  submits to the jurisdiction of any court in relation to the recognition of any judgment or order given in relation to a Dispute; and  (t)  consents generally to the enforcement in any jurisdiction of any judgment or order given in relation to a Dispute and the giving of any relief in any jurisdiction, whether before or after final judgment, including, without limitation:  (i)  relief by way of interim or final injunction or order for specific performance or recovery of any assets; and  (ii)  execution, attachment or other legal process against any assets (irrespective of their use or intended use).  In Witness Whereof the parties have executed and delivered this Deed as a deed on the day and year first above written.  ACTIVE 233852776  II

       In witness whereof this Deed has been executed as a deed on the date stated at the beginning.THECHARGOR  )  EXECUTED and DELIVERED as a deed by )_ChenJiarong_, _ _ _ _ _ _ )for and on behalf of )KINGKEY NEW ERA AUTO INDUSTRY )LIMITED }j{Uft .iDffiRl-'-4- ) in the presence of:- ( itness slgnature)  1-f<N  Witness name: Ci-fE:tvC l<'.11\)'i Witness address:  ACTIVE 233852776  11

 THECHARGEE  SIGNED  by  LU -T) / J ') 1..1IA/l I   for and on behalf of  CATHAY RONG IV LIMITED    )) - --\--1-\ litt-  _  ACnVB 233852776